Exhibit 99.1
PENFORD CORPORATION
DIRECTOR SPECIAL ASSIGNMENTS
COMPENSATION POLICY
The independent members of the Board of Directors of Penford Corporation have concluded that there may be instances where it will be in the best interest of the Corporation to ask individual directors to perform board or board committee services which exceed the normal expectation of service generally expected of directors and committee members. The Board has concluded that in such instances that it will be equitable and in the best interests of the Corporation to compensate a director at the same per diem rate then payable to directors for participation in a meeting of the Board of Directors. It is specifically intended that such compensation shall not represent any consulting, advisory, or other fee and is only intended as payment for extraordinary board service. Accordingly, payments shall be made for such service only under the following conditions: (i) the director who is asked to perform such services does not publicly hold himself out as a consultant or advisor in the area of service being requested or regularly perform such services for compensation for entities that he or she is not affiliated with as an officer, director or owner; (ii) the special assignment relates to a matter that is under review by the Board or a committee or if pursued will require such review; (iii) the special assignment shall not involve the preparation of financial statements or work directly related to such preparation other than the review and oversight normally undertaken by the Audit Committee and the Board of Directors; (iv) the total fees paid for such services shall not exceed $60,000 in any fiscal year; and (v) the special assignment must be approved by a majority of the independent members of the Board of Directors who shall affirmatively determine that the assignment will not adversely affect the director’s independence. Any special assignment shall be reviewed no less often than annually by the Governance Committee, provided that any member of that committee shall recuse himself or herself from any review of a special assignment that they are engaged in.